April 10, 2020

Leader Funds Trust

315 W. Mill Plain Blvd., Suite 204

Vancouver, WA 98660

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Leader Short Duration Bond Fund, the Leader Total Return Fund and the Leader High Quality Low Duration Bond Fund, each a series of Leader Funds Trust (the “Trust”), which is included in Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-229484), and Amendment No. 10 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23419), on Form N-1A of the Trust.

Sincerely,

/s/ Bo J. Howell

Bo J. Howell